Exhibit 99.1

Kemper Corporation One East Wacker Drive Chicago, IL 60601 kemper.com

Press Release

KEMPER ANNOUNCES EARLY TERMINATION OF HSR WAITING PERIOD

CHICAGO, Mar. 13, 2018 – Kemper Corporation (NYSE: KMPR) today announced that Kemper and Infinity Property and Casualty Corporation (NASDAQ: IPCC) have received notice from the U.S. Federal Trade Commission granting early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the pending transaction between the parties announced on February 13, 2018.

The termination of the waiting period under the HSR Act satisfies one of the conditions to the closing of the pending transaction, which remains subject to other closing conditions, including the approval of shareholders of Kemper and Infinity and the receipt of required insurance regulatory clearances and approvals. The transaction is expected to close in the third quarter of 2018.

About Kemper

The Kemper family of companies is one of the nation’s leading insurers. With $8 billion in assets, Kemper is improving the world of insurance by offering personalized solutions for individuals, families and businesses. Kemper’s businesses collectively:

•	Offer insurance for home, auto, life, health and valuables

•	Service six million policies

•	Are represented by 20,000 agents and brokers

•	Employ 5,550 associates dedicated to providing exceptional service

•	Are licensed to sell insurance in 50 states and the District of Columbia

Learn more about Kemper.

Cautionary Statements Regarding Forward-Looking Information

This press release may contain or incorporate by reference statements or information that are, include or are based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations, intentions, beliefs or forecasts of future events or otherwise for the future, and can be identified by the fact that they relate to future actions, performance or results rather than relating strictly to historical or current facts. Words such as “believe(s),” “goal(s),” “target(s),” “estimate(s),” “anticipate(s),” “forecast(s),” “project(s),” “plan(s),” “intend(s),” “expect(s),” “might,” “may,” “could” and variations of such words and other words and expressions of similar meaning are intended to identify such forward-looking statements. However, the absence of such words or other words and expressions of similar meaning does not mean that a statement is not forward-looking.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and are not guarantees or assurances of future performance. No assurances can be given that the results and financial condition contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and can be affected by inaccurate assumptions or by known or unknown risks and uncertainties that may be important in determining actual future results and financial condition. The general factors that could cause actual results and financial condition to differ materially from those expressed or implied include, without limitation, the following: (a) the satisfaction or waiver of the conditions precedent to the consummation of the proposed merger transaction involving Kemper Corporation (the “Company”), a wholly-owned subsidiary of the Company and Infinity Property and Casualty Corporation (“Infinity”), in which a wholly-owned subsidiary of the Company will merge with and into infinity, with Infinity surviving as a wholly-owned subsidiary of the Company (the “Merger”), including, without limitation, the receipt of stockholder and regulatory approvals (including approvals, authorizations and clearance by insurance regulators necessary to complete the Merger) on the terms desired or anticipated (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Merger); (b) unanticipated difficulties or expenditures relating to the Merger; (c) risks relating to the value of the shares of the Company’s common stock to be issued in the Merger; (d) disruptions of the Company’s and Infinity’s current plans, operations and relationships with third persons caused by the announcement and pendency of the Merger, including, without limitation, the ability of the combined company to hire and retain any personnel; (e) legal proceedings that may be instituted against the Company and Infinity following announcement of the Merger; and (f) those factors listed in annual, quarterly and periodic reports filed by the Company and Infinity with the Securities and Exchange Commission (the “SEC”), whether or not related to the Merger.

The Company assumes no, and expressly disclaims any, duty or obligation to update or correct any forward-looking statement as a result of events, changes, effects, states of facts, conditions, circumstances, occurrences or developments subsequent to the date of this press release or otherwise, except as required by law. Readers are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the SEC.

Additional Information Regarding the Transaction and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication is being made in respect of the Merger, among other things. The proposed issuance of shares of Company common stock in connection with the Merger will be submitted to the stockholders of the Company for their consideration, and the proposed Merger will be submitted to the shareholders of Infinity for their consideration. In connection therewith, the parties intend to file relevant materials with the SEC, including a definitive joint proxy statement/prospectus, which will be mailed to the stockholders of the Company and the shareholders of Infinity. However, such documents are not currently available. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITYHOLDERS OF THE COMPANY AND/OR INFINITY ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Investors and securityholders may obtain free copies of the definitive joint proxy statement/prospectus, any amendments or supplements thereto and other documents containing important information about each of the Company and Infinity, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge under the “Investors” section of the Company’s website located at http://www.kemper.com or by contacting the Company’s Investor Relations Department at 312.661.4930 or investors@kemper.com. Copies of the documents filed with the SEC by Infinity will be available free of charge under the “Investor Relations” section of Infinity’s website located at http://www.infinityauto.com or by contacting Infinity’s Investor Relations Department at 205.803.8186 or investor.relations@infinityauto.com.

Participants in the Solicitation

The Company and Infinity, and their respective directors and executive officers, certain other members of their respective management and certain of their respective employees, may be deemed to be participants in the solicitation of proxies in connection with the Merger. Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on March 24, 2017, and its annual report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on February 13, 2018, and information about the directors and executive officers of Infinity is set forth in its proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on April 11, 2017, and its annual report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on February 15, 2018, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

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Contact

News Media:	Barbara Ciesemier
312.661.4521
bciesemier@kemper.com

Investors:	Todd Barton
312.661.4930
investors@kemper.com